                                           EXHIBIT 10




STATE OF NEW YORK
PUBLIC SERVICE COMMISSION
--------------------------------------x
                                      :
In the Matter of                      :
Central Hudson                        :
Gas & Electric Corporation's          :     Case 96-E-0909
Plans for Electric Rate/              :
Restructuring Pursuant to             :
Opinion No. 96-12.                    :
                                      :
--------------------------------------x






                  SETTLEMENT AGREEMENT













Dated: March 20, 1997

                    Table of Contents


I.  INTRODUCTION AND GENERAL PRINCIPLES....................... 1

II. DEFINITIONS............................................... 2

III.RATE PLAN................................................. 6

    A.   Base Rate Freeze..................................... 6

    B.   Customer Benefits: Sources, Amounts, Allocation and
         Use for Funding Rate Reductions and Retail Access.... 6

    C.   Ratemaking........................................... 7

    D.   Fuel Adjustment Clause............................... 7

    E.   Carrying Charges..................................... 8

    F.   Mirror CWIP.......................................... 8

    G.   Deferrals............................................ 8

    H.   New Deferrals........................................ 9

    I.   Return on Equity..................................... 9

    J.   New York Power Authority Economic Development Rate... 9

    K.   Limitation on Central Hudson Bidding to ISO/PE...... 10

    L.   Nine Mile Point 2, Hydroelectric and Combustion
          Turbine Resources.................................. 10

    M.   Customer Service Incentive Plan..................... 11

    N.   Potential Statewide Securitization Legislation...... 11

IV. CUSTOMER CHOICE.......................................... 11

    A.   General............................................. 11

    B.   Choice Options Available to Residential and Small
          Commercial/Industrial Customer Classes............. 12

    C.   Compliance With Commission Order Concerning Retail
          Access Proposals................................... 12

    D.   Choice Options Available To SC No. 13 Customers..... 13

    E.   EVOP Provisions..................................... 14

    F.   Customer Contracts.................................. 15

    G.   New Economic Development Tariff Provisions.......... 15

    H.   New Tariffs......................................... 16

    I.   Retail Access Meters................................ 16

    J.   FERC Filing......................................... 18

V.  CORPORATE STRUCTURE...................................... 18

    A.   Functional Separation............................... 18

    B.   Corporate Structure................................. 18

    C.   Financial Flexibility............................... 19

VI. STRANDABLE COSTS......................................... 20

    A.   Recovery of Strandable Costs........................ 20

    B.   Elements of Recoverable Strandable Costs............ 20

    C.   Valuation of Generation Assets...................... 21

    D.   Treatment of Net Proceeds on Sale of Generator...... 22

VII.GENERIC ISSUES........................................... 22

VIII.    MONITORING AND REPORTING REQUIREMENTS RELATED TO
          THIS AGREEMENT..................................... 23

    A.   Data on Retail Access Customer Information.......... 23

    B.   Data on Retail Access Meters........................ 23

    C.   Reporting of Credit Balances........................ 24

    D.   FAC Mechanics/Reporting............................. 24

IX. RATE UNBUNDLING.......................................... 25

    A.   Retail Access Tariffs and
         Competitive Transition Charges ("CTC").............. 25

    B.   Unbundled Tariffs................................... 25

X.  ITEMS FROM CASE 92-E-1055................................ 25

    A.   West Delaware Hydro Contract........................ 25

    B.   DSM Prudence........................................ 25

XI. OTHER PROVISIONS......................................... 26

    A.   Term of Agreement................................... 26

    B.   Effect of Agreement................................. 26

    C.   Reservation of Rights............................... 28

    D.   Time Line........................................... 28

    E.   Applicable Law...................................... 28

    F.   Entire Agreement and Merger......................... 28

    G.   Titles.............................................. 29

    H.   Counterparts........................................ 29

Attachment A - Amortization of Mirror CWIP Credit and Offsetting
               Deferred Credit

Attachment B - Measurement Plan For Excess Earnings

Attachment C - Time Line For Certain Actions

                     CASE 96-E-0909
        CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                  SETTLEMENT AGREEMENT

    This Settlement Agreement ("Agreement") is entered into as of the Twentieth day of March, 1997 by and among certain parties to the New York Public Service Commission ("Commission") proceeding entitled Central Hudson Gas & Electric Corporation, Case No. 96-E-0909, including Central Hudson Gas & Electric Corporation ("Central Hudson"), Staff of the Department of Public Service ("Staff"), the Department of Economic Development ("DED") and such other parties whose signature pages are attached.

    Each party joining in this Agreement warrants that it has full authority to enter into this Agreement and each signatory executing this document in a representative capacity warrants that he or she has full authority to execute this document with the intention of binding his or her principals.

         I. INTRODUCTION AND GENERAL PRINCIPLES

    The discussions among the parties that resulted in this Agreement were conducted pursuant to the Commission's Settlement Guidelines, the Commission's Order Establishing Procedures and Schedule (issued and effective October 9, 1996) in this and other proceedings and subsequent, related orders and notices.

    The parties to this Agreement recognize that Central Hudson's rates are now and have for some time been the lowest in New York State. Central Hudson's average rates are close to the national average (when adjusted for taxes and sales). In addition, Central Hudson has not increased base electric rates since December, 1993, which, together with the rate freezes in this Agreement, will produce a seven and one half year period of rate stability in nominal terms, and rate reductions in real terms, for consumers in Central Hudson's service area.

    This Agreement establishes the agreed upon transition for Central Hudson to a restructured entity and will provide customers with competitive choices for generation and retail services. The parties have agreed to produce benefits for all customers by providing customer choice for all customer classes, and providing rate reduction alternatives to the large industrial customers (in conjunction with enhanced growth incentives and new job retention incentives applicable to smaller business consumers) so that the overall economy of the Mid-Hudson Valley may benefit from economic growth, and to achieve fair treatment of shareholders by providing the reasonable opportunity to recover prudently incurred, verified and mitigated investments including physical and regulatory assets, all in the fashions described more particularly below.


    This Agreement substantially responds to the Commission's policy directives, as set forth in Opinion No. 96-12, by, for example, describing how Central Hudson will provide retail access and respond to other aspects of the emerging market, which actions will be deemed to meet New York's policy goals for competition as applied to Central Hudson during the term of this Agreement. This Agreement establishes the framework for applying to Central Hudson the outcomes of Generic Proceedings which are not inconsistent with the terms and conditions of this Agreement.

                     II. DEFINITIONS

    As used in this Agreement, the following terms shall have the meanings set forth below:

    Case 92-E-1055: That certain proceeding before the Commission further denominated "Proceeding on the Motion of the Commission as to the Rates, Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Electric Service."

    Case 95-G-1034: That certain proceeding before the Commission further denominated "Proceeding on Motion of the Commission as to the Rates, Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Gas Service."

    Coal Dock Project: Those certain facilities installed by Central Hudson in 1996-1997 at the Danskammer Electric Generating
Station for the unloading and handling of coal delivered to the site by ship or barge.

    Competitive Transition Charge ("CTC"): A non-bypassable charge which will be designed to recover the Non-fuel Production Costs of the Company's generation facilities and which may be expressed in either customer, energy or demand charge formats (or some combination thereof).

    Comprehensive Tax or Economic Incentives: A comprehensive package of economic incentives, including tax abatements or similar incentives, negotiated separately by a customer with state and/or local authorities, and including a customer commitment to remain in New York State for at least three years.

    Customer Benefits: The provision in this Agreement of either rate reductions and/or funding of access to retail energy or energy and capacity suppliers (other than Central Hudson).

    Demand Side Management ("DSM"): Programs designed to provide customers with information and options for improving efficiency and measures for achieving improved energy efficiency.

    Docket No. ER96-2466-000: That certain docket of the Federal Energy Regulatory Commission ("FERC"), further entitled New York State Electric & Gas Corporation, which is addressing, inter alia, whether or not a utility that provides economic development power from a state-owned generating plant to specific retail customers under a state program is engaging in transactions subject to federal jurisdiction.

    Effective Date: The date on which the Commission adopts this Agreement according to the terms hereof.

    Energy Value Option Plan ("EVOP"): A plan set forth in this Agreement for SC No. 13 customers which allows customers the option of obtaining energy from suppliers other than Central Hudson while still receiving the benefits of the Company's low-cost nuclear and hydroelectric energy.

    Fair Market Value: The value of property represented by the consideration of an exchange, in an arm's length transaction, of the property between a willing buyer and a willing seller.

    Force Majeure: Events that cannot be overcome by reasonable prudence and diligence, and without unusual expense, caused by storm, flood, riot, fire, explosion, war, strike (other than strike by Central Hudson's bargaining units) or other casualty or cause beyond the control of Central Hudson.

    Functional Separation: The creation of separate business units within the existing corporate entity, involving the separation of work functions and employees and the application of standards of conduct, but not involving transfer of ownership of assets, liabilities or equity.

    Generic Proceeding(s): Proceedings conducted by the Commission to address certain issues in the Competitive
Opportunities Proceeding for broad general application.

    Independent System Operator ("ISO"): The organization that will be responsible for maintaining the reliability of the bulk power system in New York in an efficient manner and providing for transmission service for all market participants on a comparable and non-discriminatory basis.

    Mirror CWIP: The accounting entries on Central Hudson's books of accounts that represent the return on the inclusion of Nine Mile Point Unit No. 2 construction work in progress ("CWIP") in rate base. Mirror CWIP includes two balance sheet components: a credit amount which is amortized to the benefit of ratepayers as directed by the Commission and a corresponding debit amount which is recovered from ratepayers generally over the book life of Nine Mile Point Unit No. 2.

    Nine Mile Point Unit No. 2 ("NM2"): That certain nuclear generating station located on Lake Ontario in Scriba, New York owned currently by Central Hudson and other utilities as tenants in common.
    1990 Settlement Agreement: That certain agreement related to rate base and other issues concerning NM2 approved by the Commission in its Opinion No. 89-37(C)(issued March 14, 1991).

    Non-fuel Production Costs of Generation: All non-fuel costs of producing energy, including cost components such as depreciation of and return on generation investment, operation and maintenance expenses including labor, benefits, taxes, supplies and services necessary to provide safe, efficient and reliable production of electrical energy.

    Operation and Maintenance ("O&M"): The costs of operating and maintaining facilities, including labor, benefits, taxes, supplies and services necessary or desirable to provide safe, efficient and reliable electrical energy.

    Other Post Employment Benefits ("OPEBs"): The benefits other than pensions which Central Hudson has an obligation to provide, such as health, life and dental insurance to retired or separated employees.

    Protocol Agreement:  That certain agreement between the NM2
Co-Tenants and other parties which provides, inter alia, for the regulatory treatment of certain costs of NM2.

    Power Exchange ("PE"): An entity that will facilitate the commercial energy markets by providing a forum for energy and/or capacity sales between willing buyers and willing sellers.

    Research and Development ("R&D"): Programs undertaken or sponsored to identify or discover new methods, processes or equipment to improve or lower the cost of electric service to customers.

    Retail Access: The opportunity for a regulated utility's customers to be provided with electrical energy and capacity and retail services by suppliers other than the utility.

    RKVA: The reactive kilovolt ampere charges in Central
Hudson's electric tariffs for certain Service Classifications.

    Shelf Approval:  Pre-approval by the Commission of a Central
Hudson application for a revised organization structure prior to the time that Central Hudson anticipates implementing the restructuring plan, so that the actual restructuring may be quickly achieved.

    Structural Separation: The formation of new corporate entities through the transfer of assets, liabilities and equity.
The newly created entities may be subsidiaries of the parent, or part of a holding company arrangement.

    Supplement #5: That Settlement Agreement approved by the Commission in Case 95-E-0123 - In the Matter of a Nine Mile 2 Operating and Capital Forecast for 1996 filed by the Co-tenants Central Hudson Gas & Electric Corporation, Long Island Lighting Company, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and Rochester Gas & Electric Corporation.

    System Benefits Charge ("SBC"): A Commission-mandated, non-bypassable charge to fund certain specified costs related to DSM, R&D, low income or other programs of the type which are not expected to be provided in a competitive energy market.

    SFAS No. 71:  Statement of Financial Accounting Standards
No. 71 - Accounting for the Effects of Certain Types of
Regulation.

    SFAS No. 87:  Statement of Financial Accounting Standards
No. 87 - Employers' Accounting for Pensions.

    Strandable Costs: Those expenditures made by regulated utilities in fulfilling their obligation to serve and provide safe, reliable energy to customers within their franchise territory which are not expected to be recoverable in a competitive energy market.

    Time Differentiated Meter: Electric meters having the capability to record customer electric usage for, at a minimum, each hour of each day.

    Unbilled Revenues: Revenues associated with customer's usage from the customer's last meter reading date in a calendar year through the end of the calendar year.

    Year: A period of twelve consecutive months, commencing with the month following the month in which the Commission adopts and approves this Agreement.

                     III. RATE PLAN

    A.   Base Rate Freeze.

    In consideration of the adoption, approval and implementation of this Agreement by the Commission in accordance with the terms hereof, Central Hudson agrees not to file with the Commission a request that would increase base electric rates during the term of this Agreement.

    Base electric rates will be frozen at current levels for the term of this Agreement except for the reductions for SC No. 13, as provided in part IV.D. herein, except for implementing the existing special provisions on economic revitalization and economic growth incentive discounts, utilizing authority concerning flex rates already provided by the Commission in Case 92-E-0229 or implementing the new economic development incentives (enhanced growth and retention) provided for in this Agreement and except for revenue neutral rate design changes.

    Central Hudson is not precluded from making other filings with the Commission for changes in rates such as Fuel Adjustment Clause ("FAC") filings, revenue tax factors, or the filing contemplated by part V.B. hereof, or from making such filings concerning financial flexibility or corporate form as are contemplated by part V.C. hereof, or otherwise, by this Agreement, or from appearing or taking action in any Commission proceeding or making any other petition, application or filing with the Commission that Central Hudson may deem appropriate.

    B.   Customer Benefits: Sources, Amounts, Allocation and
         Use for Funding Rate Reductions and Retail Access.

    Each Year during the term of this agreement, $10 Million in funding will be made available and allocated among the "Residential," "Commercial & Small Industrial" and "SC No. 13" customer groups as follows:

    Residential               $3.5 M per Year
    Commercial & Small Industrial$3.5 M per Year
    SC No. 13                 $3.0 M per Year

The $10 Million per Year amount (referred to herein as Customer
Benefits) will be utilized to fund the rate reductions and Retail
Access options provided for in this Agreement.

    The sources of the annual $10 million in Customer Benefits will be as follows:

    $3.0 M per Year from shareholder sources, cost reductions or increased sales;

    $3.5 M per Year from cost reductions associated with the Coal Dock Project; and

    $3.5 M per Year from deferred credits.

    In the event that there should be a period of less than twelve consecutive calendar months between the end of a Year and the June 30, 2001 termination date of this Agreement, the funding obligation for Customer Benefits and the related disposition of those funds for that period shall be prorated.

    C.   Ratemaking.

    Except as otherwise provided for in this Agreement, the accounting and ratemaking conventions and methodologies, including the existing deferral accounting and the use of a FAC including the sharing mechanism set forth on 9th Revised Leaf No. 22C-1 of P.S.C. No. 14-Electricity, effective July 25, 1987, which provides, among other things, for a maximum annual exposure or reward of $3 Million, and all other items in effect as a result of Case 92-E-1055, shall continue to apply. The provisions of this Agreement will allow Central Hudson to remain, during the term of this Agreement, under SFAS No. 71, which provides for certain accounting conventions for regulated companies subject to cost-based ratemaking.

    D.   Fuel Adjustment Clause

    The current FAC will be modified to capture the cost reductions associated with the Coal Dock Project on a monthly basis as follows:

    1. the FAC will be charged for energy generated at Danskammer Units #3 and 4, the equivalent amount, on a per MWh basis, that will produce $4.5 million per annum;

    2. the funds collected through the above charge are to be preserved and applied as follows:

    i. the monthly equivalent amount, not to exceed $1.0 million annually, will be applied to the appropriate
         Accumulated Depreciation Reserve Account(s) as the depreciation of the coal dock facility; and

    ii. the equivalent of $3.5 million annually will be deferred in a sub-account of Account 253 - Other
         Deferred Credits and utilized for funding the retail access programs set forth in this Agreement.

    Due to the anticipated implementation of the ISO and PE functions in a manner and on a schedule that is not currently known, modifications to the current FAC, or replacement of the FAC, may be desirable, necessary or required during the term of this Agreement. In the event of any such replacement mechanism or any FAC modifications, the equivalent of the sharing mechanism and $3.0 million annual cap provisions of the current FAC will be retained and the risk/reward profile in the current FAC will not otherwise be materially altered.

    E.   Carrying Charges.

    Carrying charges will be accrued on debit balances of the internal reserve related to SFAS No. 87, following the methodology described on page 6 of Appendix A of the Commission's Statement of Policy and Order Concerning the Accounting and Ratemaking Treatment for Pensions and Postretirement Benefits Other Than Pensions, in Case 91-M-0890, entitled "In the Matter of the Development of a Statement of Policy Concerning the Accounting and Ratemaking Treatment for Pensions and Postretirement Benefits Other than Pensions" (issued and effective September 7, 1993).

    F.   Mirror CWIP.

    The expiring Mirror CWIP amortization will be replaced, in accordance with the schedule set forth in Attachment A, with other deferred credits to the extent necessary to provide for full replacement of the expiring Mirror CWIP credits. The deferred credits to be used include those associated with O&M credits arising out of NM2, OPEBs, pensions, DSM, R&D and others.

    G.   Deferrals.

    Current deferral provisions and practices from Central
Hudson's last electric rate case (92-E-1055) will remain in
effect, with the exception of pension and OPEB rate levels, which are reduced as follows:
                               $(000s)
                --------------------------------------
                Current   Rate Allowance  Reduction
                 Rate          Per        In Rate
               Allowance    Agreement    Allowance
    Pensions   $(3,747)     $(5,747)      $(2,000)
    OPEB         6,602        5,102         1,500)
                                          $(3,500)

These reductions in rate allowances will be used to fund, in part, the Retail Access programs described in this Agreement.
The deferrals and associated rate allowances will not terminate by reason of the expiration of this Agreement.

    H.   New Deferrals.

    Exogenous cost increases of the types identified below which meet the following standards may be deferred pending the filing of a petition with, and approval by, the Commission. The cost increases must be incremental to current rate allowances and exceed 5% of Central Hudson's New York State jurisdictional electric income, per year, per individual item, with no accumulation.

    The costs allowable for deferral are those attributable to any change in federal or state tax law or regulations, legislative or other regulatory changes, changes in accounting standards or Force Majeure.

    Approval to defer the above items will be based upon the Commission's past policies and practices which imply that rates are set at levels that will recover the approved costs.

    I.   Return On Equity.

    The achieved rate of return on common equity for Central Hudson's Commission-regulated electric operations will be calculated annually for each July 1 through June 30 twelve month period or fraction thereof according to the procedure set forth in Attachment B. Earnings greater than 10.6% will be deferred. Earnings less than 10.6% will be offset against previously deferred earnings in excess of 10.6%, to the extent available. At the termination of this Agreement, the net earnings in excess of 10.6% will be used to offset Strandable Costs and any excess over that amount will be used to provide ratepayer benefits.

    All such amounts will be deferred in a sub-account of Account 253 - Other Deferred Credits. Disposition of any net excess earnings will be determined by the Commission as part of Strandable Cost recovery procedure described in part VI. of this Agreement. If the aggregate of the annual deferred amounts is negative at the end of the term of this Agreement, Central Hudson shall not be entitled to recover such net amount.

    J.   New York Power Authority Economic Development Rate.

    This matter is currently being litigated by the Commission before the FERC in New York State Electric & Gas Corporation,
FERC Docket No. ER96-2466-000. If the Commission retains jurisdiction, Central Hudson will file a tariff with the Commission within 90 days of the final resolution of the matter.

    K.   Limitation on Central Hudson Bidding to ISO/PE.

    Following implementation of the ISO/PE, Central Hudson agrees that the monthly average of its bids for each fossil fuel unit to the ISO/PE shall not fall below the actual cost of fuel plus variable O&M for such unit. This limitation shall not be applicable to NM2 and shall not be applicable after June 30, 2001.
    L.   Nine Mile Point 2, Hydroelectric
         and Combustion Turbine Resources.

    Until July 1, 2001, the costs of Central Hudson's share of NM2 (including, but not limited to, prudently incurred investments and decommissioning costs), and Central Hudson's Hydroelectric ("Hydro") and Combustion Turbine ("CT") resources, shall continue to be treated as rate base or expense items (as consistent with the Commission's past treatment of such items) within the regulated transmission and distribution ("T&D") entity, even though these costs may be accounted for in a function or functions separate from T&D. The existing NM2 ratemaking, including the 1990 Global Settlement, the Protocol Agreement and Supplement #5 or any successors, will be maintained according to their terms through this time period. Following July 1, 2001, the costs of Central Hudson's share of NM2 (including, but not limited to, prudently incurred investments and decommissioning costs associated with NM2), and Central Hudson's Hydro and CT resources will be recovered through charges by the regulated T&D entity which, although the form has not been determined, will be non-bypassable. The revenues from the sales of power from these units will be attributed to the T&D entity.
    Central Hudson agrees to participate in "good faith discussions" related to a future State-wide nuclear resolution that might include other ratemaking options as they relate to the recovery of the on-going costs associated with the operation of NM2 (as distinguished from prudently incurred investment and decommissioning costs) and which are consistent with the following principles:

    1. Continuation of regulation of Central Hudson's share of NM2 as part of Central Hudson's T&D entity;

    2. Recognition of the importance of maximizing the benefits inherent in the operation of NM2 as a base loaded unit over its useful life;

    3. Approval by the Nuclear Regulatory Commission of any nuclear restructuring and ratemaking, to the extent of its authority; and

    4. Agreement to future nuclear State-wide solutions as they relate to NM2 by Central Hudson and the other NM2 co-tenants.

    M.   Customer Service Incentive Plan.

    Central Hudson, Staff and other interested parties will collaboratively develop a mutually acceptable Customer Service Incentive Plan, which will be completed no later than ninety days following the filing of this Agreement with the Secretary of the Commission. The Plan will, to the maximum extent practicable, be consistent with the Company's Gas Incentive Plan, approved by the Commission in Central Hudson Gas & Electric Corporation, Commission Case 95-G-1034, and may include the customer satisfaction index, keeping scheduled appointments, electric reliability and bill accuracy.

    N.   Potential Statewide Securitization Legislation.

    In the event of enactment of statewide securitization legislation producing cost savings to Central Hudson, and provided that such statute does not mandate a different allocation of the benefits of securitization, such benefits will be allocated to all customers, other than customers in the SC No.
13 class in light of the rate reductions and other customer choice options for that class set forth in this Agreement.

                   IV. CUSTOMER CHOICE

    A.   General.

    This Agreement provides for implementation of a number of customer choice options, on the terms and conditions described subsequently. The customer choice options include phased-in availability of retail access to residential and small commercial and industrial customers, and a program permitting large industrial customers to select rate reductions, or retail access options, or an Energy Value Option Plan ("EVOP"), or a combination thereof.

    B.   Choice Options Available to Residential and
         Small Commercial/Industrial Customer Classes.

    Central Hudson will make Retail Access available to all customers in these classes by no later than early 1998, subject to the penetration levels and timetable set forth below:

                 Percent Load          Percent Load
                 Penetration Level, %  Penetration Level, %
Dates            Small C&I Classes     Residential Classes

Early 98 to 12/31/98      8                8
1/1/99 to 12/31/99        16               16
1/1/00 to 12/31/00        24               24
1/1/01 to 6/30/01         28               28

The load penetration levels set forth in this table are estimated maximum loads based on the funding obligations described in part III.B. of this Agreement and may not be achieved. Central Hudson is not required to provide Retail Access at levels greater than those listed above. On July 1, 2001, penetration level restrictions will be eliminated.

    The participation of customers in Retail Access will produce lost revenues during the term of this Agreement. The lost revenues will be funded by accrual of up to $3.5 million as required per year per class (Small Industrials and Commercial as one class, and Residential Classes as another) from the funding sources listed in part III.B. of this Agreement after applying a CTC, as described in part IX of this Agreement. This CTC will be at the level of approximately 50% of Central Hudson's Non-fuel Production Costs.

    To the extent that funding from the sources identified in
part III.B. of this Agreement is available but not used in a particular Year, such unused funding will be carried forward to the following Year during the term of this Agreement. Any unexpended, accumulated retail access funding available at the end of the term of this Agreement will be deferred to offset Strandable Costs, and any funding balance then remaining will be used to provide ratepayer benefits.

    C.   Compliance With Commission Order
         Concerning Retail Access Proposals.

    The parties agree that the choice options available in this Agreement to residential and small commercial/industrial classes are consistent with the parameters set forth by the Commission in its Order Concerning Retail Access Proposals, in Cases 96-E-0948 and 94-E-0385, et al. (issued and effective February 25, 1997). Central Hudson will make the Retail Access provisions of this Agreement available by October 31, 1997 to the entities covered by the above referenced Order, provided that the CTC shall be at the level of 90% pending the implementation of the Retail Access provisions described in this Agreement for the Residential, and Commercial/Small Industrial Classes generally, at which time the CTC will be revised to the same level of approximately 50% applicable to other customers.

    D.   Choice Options Available To SC No. 13 Customers.

    SC No. 13 customers will be afforded the options described below.
    1. Customers not wishing to enter into a requirements contract with Central Hudson may continue to receive service under Central Hudson's existing SC No. 13 tariff. In addition, such customer may elect full retail access (capacity and energy) for all or a specified portion of its load, provided that a non-bypassable CTC recovering Central Hudson's Non-fuel Production Costs, as have been allocated to SC No. 13, will be applicable.

    2. SC No. 13 customers wishing to enter into either a full or partial requirements contract with Central Hudson for a term ending on June 30, 2001, which contract will contain a one year cancellation right on the terms described below, may select, through an annual, written customer election in advance, from the following:

    i.   a 5% rate reduction (i.e., full requirements); or

    ii.  a 5% rate reduction together with an Energy Value
         Option (EVOP) (described below in part IV.E.)(i.e., partial requirements); or

    iii. a Retail Access option (i.e., partial requirements), either with or without EVOP, for approximately 12-18% of each customer's usage based on each customer's load characteristics, that includes a CTC set equal to approximately 50% of Central Hudson's Non-fuel Production Costs. This option will be funded by and limited to the equivalent of the 5% rate reduction applied to that customer's load characteristics.

    The 5% rate reduction (Option "i," above) will be achieved as follows: Central Hudson will reduce the current base rate price for the demand, energy and RKVA components by 5% to each member of this class that executes a full requirements contract with Central Hudson for the term of this Agreement.

    Options "ii" or "iii" above will be available to SC No. 13 customers which enter into partial requirements contracts with Central Hudson for the term of this Agreement. The 5% rate reduction portion of Option "ii" will also be achieved by reducing the current base rate price for the demand, energy and RKVA components by 5%.

    All contracts for options "i," "ii" or "iii" will include a right for the customer to cancel on twelve months' advance, written, notice of cancellation and the annual right, to be exercised on or before October 1 of each calendar year during the term of this Agreement, to select any of the options set forth above for the following calendar year; provided, however, that any customer then selecting option "i" will execute a full requirements contract with Central Hudson for the remaining term of this Agreement.

    Should a customer not provide the written advance notification to Central Hudson by October 1 of a given calendar year, that customer will retain its then current rate status for the subsequent calendar year.

    In the event that a customer exercises its option to cancel its requirements contract with Central Hudson on one year's advance notice, such customer may elect either to take service during the then remaining term of this Agreement pursuant to Central Hudson's existing SC No. 13 tariff or elect full retail access (energy and capacity). In the latter event the customer electing full retail access will pay, for the then remaining term of this Agreement, a CTC recovering Central Hudson's Non-fuel Production Cost of generation.

    E    EVOP Provisions.

    The EVOP option permits SC No. 13 customers to obtain energy from suppliers other than Central Hudson. Recognizing that Central Hudson has low energy costs, SC No. 13 customers participating in this program will, for purposes of this program, be provided their pro-rata share of Central Hudson's low cost nuclear and hydro power (representing about 20% of the SC No. 13 class energy requirements). For the remaining approximately 80% of the SC No. 13 class energy requirements, a higher fuel cost level will result, against which alternative suppliers may compete.

    Each customer electing to participate in the EVOP will, as part of its contract with Central Hudson, assume the responsibility of selecting its desired supplier to provide energy for the balance of its energy requirements above the level provided from Central Hudson's nuclear and hydro resources.

    EVOP requirements will be established in tariffs to be filed with the Commission that will include a form of contract between participating customers and Central Hudson, and contain provisions such as off-peak maximum delivery limits, compensation for minimum run level/dump energy costs, specification of customer responsibility for balancing and scheduling and provisions for curtailments. Central Hudson may, upon establishment of a mutually acceptable business agreement between Central Hudson and a customer which chooses EVOP option, perform administrative functions concerning EVOP for such customer.

    Customers electing to participate in the EVOP will continue to receive a single bill from Central Hudson. The account of each participating customer will be settled on a month-end basis for over, under, or no deliveries. Central Hudson will be responsible for settlements with the suppliers. Suppliers will be responsible for over, under or no deliveries on a real time basis and will include supplier responsibility for over, under or no deliveries at the greater of Central Hudson's average or incremental costs.

    F.   Customer Contracts.

    EVOP and Retail Access will be implemented through contracts between Central Hudson and participating customers, using standard form contracts that will be contained in the appropriate tariff.

    G.   New Economic Development Tariff Provisions.

    Central Hudson's existing growth incentive tariff will be modified as follows:

    1.   Raising the existing "cap" from 50MW to 75MW;

    2. Expanding the qualifying customer classes to include specified SIC Codes within the SC No. 3, Large Power,
         Primary Service class;

    3. Applying an incremental minimum growth requirement for SC No. 3 of 250KW and a discount of 20%;

    4.   Imposing a sunset date for the tariff of June 30, 2001;
         and

    5. Removing the following sentence from the existing tariff: "The Company will assist the customer in identifying and implementing cost effective measures recommended by the audit."

    In addition, Central Hudson's existing SC Nos. 2 and 3 tariffs will be modified to include a special job retention provision. This provision will be applicable to customers having a minimum load of 250 KW and the same SIC Codes specified for SC No. 13, where there is a certification by DED that the customer has satisfactorily demonstrated that Comprehensive Tax or Economic Incentives and the special retention rates are both necessary to retain the customer in New York State. To be considered for certification by DED, the customer must satisfactorily document one or more actual, impending relocation opportunities outside New York State that would significantly reduce the operating costs of the customer and the customer must also document the existence of Comprehensive Tax or Economic Incentives from local and/or State authorities. This special provision will sunset on June 30, 2001. The special provision will contain a discount of 20% on the demand, energy, and RKVA prices and will be applied to the portion of the load corresponding to the legitimate job retention situation that has been demonstrated, provided that the customer's usage does not fall below 85% of the most recent twenty-four month historical usage. Power available under this special provision will be capped according to the following schedule of cumulative power for each year of this Agreement:

Effective Date   7/1/98 to    7/1/99 to    7/1/00 to
to 6/30/98       6/30/99      6/30/00      6/30/01

3 MW             5 MW         7 MW         9 MW

The lost revenues resulting from this special provision will be deferred and included with any unexpended, accumulated retail access funding as of June 30, 2001 as described in part III.B.

    H.   New Tariffs.

    On July 1, 2001, all customers, including participating retail access customers, will be transferred to new tariffs and will be eligible for full retail (capacity and energy) access.

    I.   Retail Access Meters.

    Time differentiated (real time) meters ("Meters") will be provided for customers participating in any of the Retail Access options established by this Agreement. In accordance with 16

NYCRR Part 92, Central Hudson will select, install, maintain and own (and may lease or otherwise provide) the Meters. The schedule for installation of Meters will support the Retail
Access schedule in part IV.B.

    Central Hudson shall provide Meters to all Retail Access customers participating in the Retail Access programs set forth herein on a customer cost-neutral basis. On or before September 1, 1997, Central Hudson will submit to Staff a plan and budget for the metering program supporting the retail access schedule set forth in part IV.B. The metering program will be funded, up to a maximum of $3.0 Million per year from sources which may include R&D (exclusive of R&D recovered in the SBC), DSM and other deferred credits, and, to the extent practicable, will not materially impact the balances available from this Agreement for offsetting Strandable Costs or providing ratepayer benefits. On or before September 1, 1997, Central Hudson also will provide to Staff a plan for a system-wide time-differentiated metering program, which, if agreed upon, will be submitted for Commission approval to supersede the preceding plan. To the extent that these submissions include sensitive, commercially valuable information, confidential treatment will be sought.

    Up to the most recent 24 months of metering data using a standardized format shall be made available upon written authorization from each customer, in a timely fashion and at no charge, to any third party requesting such data. Other, more detailed or value-added data may be made available using standardized formats upon written authorization from each customer to any third party requesting such data, on a non-discriminatory basis, which may include charging a fee for such information.

    Upon written request of a customer, Central Hudson will install an alternative meter provided that:

    1. any such meter shall be an approved meter under 16 NYCRR
    Part 93 and also be operationally compatible with Central
    Hudson's metering system;

    2. any such meter shall be "plug and play" installable in the existing metering pan socket and shall be installed and maintained by Central Hudson;

    3. any such meter will provide all necessary billing data in the format required by Central Hudson's billing system; and

    4. Central Hudson may charge the customer the full costs related to any such meters, including but not limited to the costs of installation and maintenance and the costs of assuring operational compatibility.

    J.   FERC Filing.

    Implementation of customer choice options are contingent on the FERC exempting the retail access provisions established in this Agreement from Central Hudson's FERC 888 tariff, for the term of this Agreement. Central Hudson agrees to file the appropriate documents with FERC seeking such exemption within 90 days following adoption of this Agreement by the Commission and diligently to prosecute such application thereafter. In the event that the FERC rejects Central Hudson's application, the parties to this Agreement will meet as soon as practicable to discuss in good faith the establishment of modifications or amendments to this Agreement that are necessary to assure collection, from customers participating in Retail Access, of the costs that this Agreement contemplates will be collected from such customers.

                 V. CORPORATE STRUCTURE

    A.   Functional Separation.

    Central Hudson will functionally separate generation
(exclusive of NM2, CTs and Hydro) and T&D and implement reasonable accounting safeguards for those two functions, consistent with the time line set forth in Attachment C, provided that other actions precedent to such functional separation (such as, for example, Staff's proposal of accounting safeguards) also set forth on the time line occur timely.

    B.   Corporate Structure.

    Central Hudson will file with the Commission on or before January 1, 2000 a petition for approval of a revised organization which structurally separates its fossil generation resources (exclusive of CTs and Hydro) from its transmission and distribution operations. The separation will be accomplished through a holding company, divestiture of generation, or other options sought by Central Hudson and approved by the Commission. Any such application will request Commission approval by no later than November 1, 2000. Central Hudson may also petition the Commission prior to January 1, 2000 for approval to establish such a revised organizational structure, including seeking Shelf Approval, or approval for Stranded Cost recovery.

    The costs associated with the separation of the Company's fossil generation, through any of the options described above, will be allocated on a 2/3-1/3 basis between regulated and deregulated activities, respectively. In no event shall the amount allocated to deregulated activities exceed $2.5 million.

    C.   Financial Flexibility.

    Should Central Hudson desire Commission approval for additional financing flexibility pending the submission of the petition to be filed not later than January 1, 2000, as referred to in the preceding paragraph, it may file a petition with the Commission requesting such approval at any time. The parties agree, and agree to request that the Commission confirm, that the following principles will be applied in the disposition of such application:

    1. Energy Related Businesses: Central Hudson will not be prohibited from establishing within unregulated affiliates or subsidiaries, an energy service company or electric marketing or supply functions to sell energy and related services inside or outside its established franchise, subject to reasonable safeguards. Central Hudson will also not be restricted in financing these activities provided that such financing does not adversely impact its responsibilities in regard to its regulated utility obligations.

    2. Non-Energy Related Businesses: Central Hudson will also not be restricted from establishing unregulated ventures unrelated to energy services provided that the financing of such activities does not subject on-going regulated utility activities to undue risk, as will be established in the Commission's Order in response to Central Hudson's application.

    3. Accounting and Other Safeguards: The types of accounting and other safeguards potentially applicable to restructuring of Central Hudson are shown with an "x" in the table set forth below:

Type of Safeguard         Applicable toApplicable to
                          Functional   Regulated and
                          Separation   Unregulated
                                       Entities in Holdco

Applicable Generic Reporting      x            x

Cost Allocations                  x            x

Affiliate Transactions Rules      -            x

Books/Records Access Standards    x            x

Employee Transfers                x            x

Asset Transfers                   x            x

Board                             -            x

Royalties                         -            x

Access to Customer Data           x            x

    The specifics of each of the above safeguards will be developed collaboratively by the parties, in accordance with the schedule set forth in Attachment C, and submitted to the Commission for approval.

                  VI. STRANDABLE COSTS

    A.   Recovery of Strandable Costs.

    Central Hudson shall have a reasonable opportunity to recover all prudently incurred, verifiable and appropriately mitigated Strandable Costs (assumed herein to be valued as of 7/1/01). Recovery will be achieved through competitively neutral non-bypassable wires charges, which will commence contemporaneously with the transfer of Central Hudson's fossil generation assets from its regulated operations pursuant to Commission action on the restructuring petition described in part V.B. of this Agreement. The obligation to mitigate shall not require Central Hudson to take any action not commercially reasonable, considering the relevant circumstances at the time.

    B.   Elements of Recoverable Strandable Costs.

    Elements to be included in the determination (assumed herein to be as of 7/1/01) of Strandable Costs are:

    1. The value of fossil generation assets (exclusive of CTs and Hydro) at the difference between Fair Market Value and net book value

    2.   Net production-related regulatory assets

    3.   IPP contracts

    4.   Transition costs

    5.   Potential Mitigators

         a.  Accumulated excess earnings
         b   Retail access fund balance
         c.  Other Deferred Credits from Case 92-E-1055
         d.  Royalties
         e.  Unbilled revenues
         f.  Excess depreciation reserve, where applicable and
             approved by FERC
         g.  Potential statewide nuclear solutions, other than
             securitization, producing benefits to Central
             Hudson not presently recognized.

    C.   Valuation of Generation Assets.

    For any transfer or sale of generation assets, the Commission shall apply the standard of Fair Market Value.

    In the event that Central Hudson proposes to sell a generating unit or a property interest in any of its generating units, it shall first seek Commission approval pursuant to
Section 70 of the Public Service Law. In any such application, Central Hudson shall present evidence of the Fair Market Value of the unit or interest to be sold. In the event of a dispute before the Commission concerning Fair Market Value, the procedures of the following paragraph shall be utilized.

    In the event of a transfer to an affiliate of Central Hudson or a dispute before the Commission concerning Fair Market Value in the context of a sale of a generating unit, Fair Market Value at the time of transfer shall be the basis for an independent, third party valuation of Strandable Costs. In establishing Fair Market Value, Central Hudson and Staff shall each select one valuation expert and those experts shall mutually agree to a third. The three valuation experts will each develop an independent assessment of Fair Market Value, and then attempt to agree on the Fair Market Value, for each Central Hudson generation resource (other than CTs and Hydro). In the event of agreement, the independent assessments and the agreed to Fair

Market Value will be submitted to the Commission. Failing agreement, each expert will submit to the Commission evidence as to Fair Market Value.

    Nothing in this Agreement shall preclude Central Hudson from seeking Commission approval for a sale or transfer of any generating asset or interest in any generating asset at any time.

    D.   Treatment of Net Proceeds on Sale of Generator.

    In the event of a sale of a generating asset, as discussed in part VI.C., above, and in recognition of the provisions of this Agreement assuring to Central Hudson the opportunity for recovery of Strandable Costs, as discussed in parts VI. A., B. and C., above, ratepayers are assured by this Agreement the opportunity for recovery of any net proceeds (after taxes and costs of the transaction) to the extent that such net proceeds exceed the net book value of the asset or interest sold, for disposition first as an offset to Strandable Costs and then as ratepayer benefits.

    The consideration received by Central Hudson for any such asset or interest shall, up to the net book value of the asset or interest (including associated deferred taxes), be available for investment in unregulated operations. Such investment shall be limited by any prior agreement (or Commission action on a Central Hudson petition) governing Central Hudson's ability to invest in unregulated operations. In the absence of such agreement or prior Commission approval, the consideration shall be subject to such statutory right as the Commission may have pursuant to Public Service Law Section 107, to the extent that provision is applicable to the receipt of revenues by Central Hudson from the sale. In the event that the sale price is at a level below Central Hudson's then current net book value (including associated deferred taxes), the difference will be preserved for recovery as a Strandable Cost.

                   VII. GENERIC ISSUES

    The outcomes of any of the following possible Generic
Proceedings shall be applied to Central Hudson in accordance with part XI.B. of this Agreement:

--  ISO
--  Load Pocket/Market Power
--  Reporting Requirements
--  Nuclear
--  ESCOs
--  System Benefits Charge
--  Bulk Transmission/Local Distribution Definition

      VIII. MONITORING AND REPORTING REQUIREMENTS
               RELATED TO THIS AGREEMENT

    This part identifies information Central Hudson has agreed to provide to Staff as part of this Agreement. Other than listed below, Central Hudson is not required by this Agreement to submit reports.

    A.   Data on Retail Access Customer Information.
             (monthly and YTD)

         1.  Number of SC No. 13 customers taking EVOP tariff

         2.  Load penetration level of SC No. 13 EVOP customers

         3. Number of SC No. 13 customers taking Retail Access tariff

         4. Load penetration of SC No. 13 Retail Access tariff customers

         5. Number of small industrial/commercial customers taking Retail Access tariff

         6. Load penetration of small industrial/commercial customers taking Retail Access tariff

         7.  Number of residential customers taking Retail
             Access tariff

         8.  Load penetration of residential customers taking
             Retail Access tariff

         9. List of ESCOs/Marketers providing service within Central Hudson's area

         10. Measure of Retail Access in/out movement

    B.   Data on Retail Access Meters.
             (monthly and YTD)

         1. Number of meters installed, by customer group and tariff description

         2.  Types of meters (e.g., retrofit, design) installed

         3.  Total Retail Access metering costs

         4. Description of additional services available from meter/meter network.

    C.   Reporting of Credit Balances.

    Provide the total of the Debit and Credit entries annually and the period to date Balance for the following deferrals:

         1. Funds available for SC No. 13 Retail Access program;

         2.  Funds available for Small Industrial/Commercial
             Customers' Retail Access program;

         3.  Funds available for Residential Customers' Retail
             Access program;

         4.  Excess/Deficient Earnings variation from 10.6%
             Return on Equity (within 90 days after the end of the computation period consistent with Attachment
             B);

         5.  Mirror CWIP;

         6. Replacement for Mirror CWIP at expiration of its amortization;

         7. Itemized list(excluding 1-6, above) of each Deferral Balance to be used as a potential offset to Strandable Costs at the end of this Agreement.

    D.   FAC Mechanics/Reporting.

    Except as provided herein, Central Hudson will continue to provide the same support documentation as is currently supplied for purposes of establishing monthly FAC targets and actual monthly FAC charges. Central Hudson will supply, with its annual FAC target filing, the derivation of the monthly per-kwh charges designed, as discussed in part III.D., to capture fuel savings associated with the Coal Dock Project. Central Hudson will file such reasonable information needed to support calculations required under any revised FAC or similar mechanism that may be instituted in response to the establishment of the ISO/PE, as described in part III.D., above.

                   IX. RATE UNBUNDLING

    A.   Retail Access Tariffs and
         Competitive Transition Charges ("CTC").

    During the term of this Agreement, Central Hudson will provide retail access customers with tariffs that have been developed to include CTCs, as described in this Agreement. CTCs will be used to offset lost revenues due to Retail Access during the term of this Agreement and will be applied to those customers who elect to participate in the Retail Access options set forth herein.

    These tariffs will be developed with the objective of minimizing cost shifting between classes and within classes of customers. CTC charges may vary by service class and may include KW, KWH or customer charges (or combinations thereof), consistent with the pricing principles of the existing rates, and will be non-bypassable.

    B.   Unbundled Tariffs.

    Commencing July 1, 2001, unbundled tariffs will be available.

              X. ITEMS FROM CASE 92-E-1055

    A.   West Delaware Hydro Contract.

    In Opinion No. 94-3, the Commission determined that Staff had developed a prima facie showing of imprudence related to an amendment to the West Delaware Hydro Associates contract. As a result, Central Hudson has the burden of establishing that its actions were prudent. Central Hudson will file its evidence within six months of the Effective Date of this Agreement.

    B.   DSM Prudence.

    In Opinion No. 94-3, at pages 37-45, the Commission directed that Central Hudson "should provide in its next rate case filing, a comparison of its results to the cost-effectiveness of all ESCO offers that were available prior to July 19, 1993...."  Central
Hudson will file such a comparison within six months of the Effective Date of this Agreement.

                  XI. OTHER PROVISIONS

    A.   Term of Agreement.

    This Agreement shall become effective as of the Effective Date and shall continue in effect from that date until June 30, 2001; provided however that the obligations of parts III.F., III.G., III.L., V.C., VI., XI.B. and XI.C. of this Agreement shall survive the termination of this Agreement.

    B.   Effect of Agreement.

    At such time as the Commission adopts this Agreement, Central Hudson agrees to withdraw from the pending Article 78 proceeding styled In the Matter of The Energy Association of New York State, Inc., et al. v. Public Service Commission, et al., Albany County Index No. 5830-96; Appellate Division-Third Department Case No. 78608. The withdrawal of the Article 78 Proceeding will be effected through a Stipulation of Withdrawal, mutually agreed upon between Central Hudson and the Commission. After the Stipulation is adopted by the Commission, the Stipulation will be filed with the Court then having jurisdiction of the Article 78 matter.

    Central Hudson is also making the following additional concessions, which include, but are not limited to:

    1.   freezing base electric rates until 6/30/01;

    2. allocating earnings in excess of the authorized rate of return to Strandable Cost and ratepayer benefits;

    3. establishing funding of rate reductions to customers, Retail Access, the EVOP energy value option and enhanced economic development tariffs during the transition period;

    4.   restructuring of generation no later than 7/01/01; and

    5. making full retail access available to all customers in 2001.

Each concession is made in return for the following rate and other assurances by the Commission. These assurances include, but are not limited to:

    1. a specified rate of return, including a fuel adjustment clause and freezing the overall level of base electric rates;

    2.   a competitive transition charge;

    3. a reasonable opportunity for the company to recover prudently incurred Strandable Costs through i) application of funds from various sources accrued during the transition period and ii) non-bypassable charges post-transition;

    4. inclusion of the fair market value of fossil generation in Stranded Cost calculations; and

    5. allowing Central Hudson's net investment in NM2 to remain in rate base absent other treatment, as provided for herein.

The parties hereby agree that the mutual concessions and assurances will result in rates that are just and reasonable to both customers and shareholders through June 30, 2001, and include the recovery of Stranded Costs in non-bypassable wires charges beyond June 30, 2001. The parties agree that the Commission's approval of this Agreement represents approval of all of its terms and the parties recognize that the concessions and assurances of Central Hudson are being made, in substantial part, in reliance upon later actions of the Commission pursuant to the terms of this Agreement.

    The parties recognize that Central Hudson's participation in this Agreement is based on the premise that in adopting this Agreement the Commission will find, in substance, that:

    1. the mutual concessions and assurances set forth in this Agreement are inextricably interrelated;

    2. this Agreement will produce just and reasonable rates throughout the term of this Agreement;

    3. the mutual concessions and assurances embodied in this Agreement justify the opportunity for recovery of Strandable Costs and the use of non-bypassable wires charges for that purpose post-June 30, 2001;

    4. this Agreement is consistent with the Commission's policy directives in Opinion No. 96-12; and

    5.   this Agreement furthers the public interest.

Furthermore, it is understood by the parties that Central Hudson will request that the Commission make such findings and the parties agree not to oppose such a request.

    If the Commission does not approve this Agreement in its entirety without modification, this Agreement will be deemed to have been disapproved and the parties shall have no obligations under this Agreement other than to discuss in good faith whether any alteration of this Agreement that may be required by the Commission is acceptable to them. Each party to this Agreement fully reserves its rights in that event.

    Generic determinations by the Commission on the specific topics listed above in part VII will be addressed in good faith by the parties to this Agreement and will provide guidance for potential tailoring or application that preserves this Agreement and associated concessions and assurances of Central Hudson and the Commission. Nothing in this Agreement limits the rights of a party to challenge the Commission's decisions in Generic Proceedings.

    Central Hudson shall have a reasonable opportunity fully to recover all prudently incurred, verifiable and appropriately mitigated Stranded Costs incurred in fulfilling its obligation to serve and in providing safe and adequate service at just and reasonable rates during the term of this Agreement, unless and until the foregoing standard is modified (for prospective application) by subsequent order of the Commission or action of other applicable governmental authority.

    C.   Reservation of Rights.

    In the event that the Commission does not apply the Fair Market Value standard as provided in part VI of this Agreement, Central Hudson reserves the right to be excused from its agreement to restructure its generation and provide Retail Access to customers who did not previously enroll in the Retail Access program set forth in this Agreement.

    D.   Time Line.

    The times for various actions to be accomplished by the various parties are set forth on Attachment C.

    E.   Applicable Law.

    This Agreement shall be construed in accordance with the laws of the State of New York.

    F.   Entire Agreement and Merger.

    This Agreement represents the entire agreement among the parties and all prior understandings are merged into this Agreement.

    G.   Titles.

    The titles of the parts of this Agreement are for the convenience of the parties.

    H.   Counterparts.

    This Agreement may be executed in counterparts.

    WHEREFORE, this Agreement has been executed as of the date first set forth above by each of the following parties, who, by its signature, each represents that it is fully authorized to execute this Agreement and, if executing this Agreement in a representative capacity, it is fully authorized to execute this Agreement on behalf of its principals.

SIGNATURE PAGE FOR SETTLEMENT AGREEMENT OF MARCH 20, 1997

    The undersigned party to Public Service Commission Case No.
96-E-0909 has participated in the negotiations among the parties which led to the Settlement Agreement dated March 20, 1997 and agrees to the provisions of such Settlement Agreement.


                 Staff of the Department of Public Service


                 SGD. Phillip S. Teumim
                 _________________________________________
                 By:  Phillip S. Teumim
                 Its: Director, Gas and Water Division

Dated: March 20, 1997

SIGNATURE PAGE FOR SETTLEMENT AGREEMENT OF MARCH 20, 1997

    The undersigned party to Public Service Commission Case No.
96-E-0909 has participated in the negotiations among the parties which led to the Settlement Agreement dated March 20, 1997 and agrees to the provisions of such Settlement Agreement.


                 Central Hudson Gas & Electric Corporation


                 SGD. Arthur R. Upright
                 _________________________________________
                 By:  Arthur R. Upright
                 Its: Assistant Vice President-
                      Cost & Rate & Financial Planning

Dated: March 20, 1997

SIGNATURE PAGE FOR SETTLEMENT AGREEMENT OF MARCH 20, 1997

    The undersigned party to Public Service Commission Case No.
96-E-0909 has participated in the negotiations among the parties which led to the Settlement Agreement dated March 20, 1997 and agrees to the provisions of such Settlement Agreement.


                 New York State Department of
                 Economic Development


                 SGD. Jeffrey Schnur
                 _________________________________________
                 By:  Jeffrey Schnur
                 Its: Director of Energy Policy

Dated: March 20, 1997

SIGNATURE PAGE FOR SETTLEMENT AGREEMENT OF MARCH 20, 1997

    The undersigned party to Public Service Commission Case No.
96-E-0909 has participated in the negotiations among the parties which led to the Settlement Agreement dated March 20, 1997 and agrees to the provisions of such Settlement Agreement.




                 SGD. Robert Hankin
                 _________________________________________
                 By:  Robert Hankin


Dated: March 20, 1997

Attachment A : Amortization of Mirror CWIP Credit And Offsetting Deferred Credit
        Mirror CWIPAmortization ofAmortizationAmortization           Net
        Credit     Mirror CWIP   Of Deferred  Of Deferred Net Credit Operating
Date    Balance    Credit        Credit       FIT Debit   AmortizationIncome

Jan/00    4430500  500000             0             0           0    500,000
Feb/00  3,930,500  500000             0             0           0    500,000
Mar/00  3,430,500  500000             0             0           0    500,000
Apr/00  2,930,500  500000             0             0           0    500,000
May/00  2,430,500  500000             0             0           0    500,000
June/00 1,930,500  500000             0             0           0    500,000
July/00 1,430,500  500000             0             0           0    500,000
Aug/00    930,500  500000             0             0           0    500,000
Sep/00    430,500  430500        106900        -37400      69,500    500,000
Oct/00          0       0        769200       -269200     500,000    500,000
Nov/00          0       0        769200       -269200     500,000    500,000
Dec/00          0       0        769200       -269200     500,000    500,000
Jan/01          0       0        769200       -269200     500,000    500,000
Feb/01          0       0        769200       -269200     500,000    500,000
Mar/01          0       0        769200       -269200     500,000    500,000
Apr/01          0       0        769200       -269200     500,000    500,000
May/01          0       0        769200       -269200     500,000    500,000
Jun/01          0       0        769200       -269200     500,000    500,000



                      ATTACHMENT B
          MEASUREMENT PLAN FOR EXCESS EARNINGS


    The calculation of excess earnings for electric operations shall be based on operating income on a ratemaking basis and rate base for 12-month periods that begin on July 1 and end on June 30 of each year that the Settlement Agreement is in effect.

    The determination of ratemaking operating income shall be based on operating income as recognized on the Company's books and records adjusted for items recorded as non-operating expense, which are recognized as ratemaking operating expense (e.g., Mirror CWIP interest expense on certain of the Company's
Pollution Control Bonds) and any earnings available for the Company's shareholders under a sharing arrangement between customers and shareholders (e.g., incentive mechanism for fuel target and Net Sales For Resale).

    The measurement of excess earnings will be calculated by multiplying electric rate base by the pro-forma rate of return
(assuming a 10.6% ROE). This result will be compared to ratemaking operating income as described above. The excess, if any, shall be deferred, grossed up for federal income tax to offset strandable costs, and any excess over that amount will be used to provide ratepayer benefits.

    Excess earnings also must be measured for the period of time between the Effective Date of this Agreement and the first June
30 following that date (the partial period). Excess earnings for the partial period will be calculated by multiplying electric excess earnings for the entire 12-month period ending the first
June 30 following the Effective Date of this Agreement by the ratio of electric sales for the partial period to electric sales for the entire 12-month period. Computations of excess earnings will exclude the capital costs of the Coal Dock Project already recovered through the FAC.

                                 ATTACHMENT C

              TIME LINE FOR CERTAIN ACTIONS

  Date                           Action

1. June 20, 1997   *    Customer Service Incentive Plan
                        collaboration completed; Plan filed
                        with Commission.

2.      -          *    Commission approves and adopts
                        Settlement Agreement

3.  + 15 Days      *    Central Hudson files FAC
                        modifications to implement agreement
                        with respect to Competitive
                        Transition Charge, Coal Dock
                        Depreciation and Energy Value
                        Option.
                   *    Central Hudson files SC No. 13
                        modifications.
                        -        Permit discounting and
                                 contracts
                        -        Permit EVOP, redesign rate
                                 and coordinate with FAC
                        -        Permit Retail Access,
                                 redesign rate to include a
                                 CTC, subject to FERC 888
                                 tariff revisions
                        -        Include enhanced economic
                                 growth incentive
                   *    Central Hudson files modified SC No.
                        2 and SC No. 3
                        -        SC No. 2 modifications are
                                 retention revisions
                        -        SC No. 3 modifications are
                                 retention and enhanced
                                 growth incentives.

4.  + 90 Days      *    Assuming PSC approves SC No. 13
                        modification, Central Hudson files
                        FERC exemption from Order 888
                        tariff.
                   *    EVOP and Retail Access for SC No. 13
                        customers become effective upon FERC
                        approval.
                   *    Staff provides functional separation
                        accounting proposals.

5.  + 120 Days     *    Central Hudson files plan to
                        functionally separate fossil
                        generation from T&D and establish
                        accounting protocols.
                        -        Central Hudson implements
                                 plan on 1/1/98, assuming
                                 prior Commission approval.

6.  9/1/97         *    Central Hudson files tariff
                        amendments to permit Retail Access
                        for defined residential, commercial,
                        and small industrial.
                        -        30 days from PSC approval
                                 Central Hudson will file
                                 exemption to FERC Order
                                 888 tariff.

7.  +180 Days      *    Central Hudson makes filings
                        described in part X of Settlement
                        Agreement.

8.  1/1/98         *    Assuming regulatory approval of
                        preceding filings - first retail
                        access phase implemented.

9.  1/1/99         *    Retail access - second phase.

10. 7/1/99         *    Retail access - progress report.

11. 1/1/00         *    Retail access - third phase.
                   *    Central Hudson files corporate
                        structure petition and T&D rate
                        case:
                        -        Corporate Structure
                                 Proposal
                        -        Stranded Cost Valuation
                        -        T&D Rate Case
                        -        T&D Unbundled Rates.

12. 11/1/00        *    Commission issues order approving
                        structure, recovery of stranded
                        costs and setting unbundled rates
                        effective 7/1/01.

13. 11/2/00        *    Central Hudson commences processes
                        to be implemented by 7/1/01,
                        assuming satisfactory Commission
                        Order.

14. 1/01/01        *    Retail Access-fourth phase.

15. 7/1/01         *    Central Hudson implements:
                        -        full retail access
                        -        generation separation
                        -        full stranded cost
                                 recovery

